Exhibit 10.1

Pharmacopeia, Inc.
2008 Incentive Compensation Plan

Purpose

This plan is designed to provide Pharmacopeia, Inc. (Pharmacopeia) employees with an incentive to achieve the Company’s annual corporate objectives.

Corporate Goals

Major corporate goals for each year will be established by the Board of Directors.

Evaluation of Corporate Performance

The Compensation Committee will evaluate corporate performance against each goal as follows:

Description of Performance	Performance Rating

Made significant progress toward achieving the objective	0 to 94%
Achieved objective	95% to 105%
Exceeded objective	106% to 150%
Outstanding achievement	151% to 200%

Overall Corporate Rating and Bonus Pool

An overall corporate rating will be determined by multiplying each goal’s weighting by each goal’s performance rating.

Determination of the Bonus Pool

The Compensation Committee will determine the bonus pool.  The bonus pool will be based upon the overall corporate rating, as determined by the Board of Directors, multiplied by the salaries of bonus eligible employees, and multiplied by their individual bonus targets.

Bonus Pool Allocation

The Compensation Committee shall annually review and approve bonus awards for the Chief Executive Officer (CEO) and his executive direct reports.  For all other employees, the CEO will review and approve the allocations of the bonus pool based upon the achievement of overall corporate performance and the contribution of each group to the corporate goals.

Determination of Individual Bonuses

Each employee has individual objectives for each year.  These relate directly back to the corporate goals.  Individual bonuses will be based on the overall corporate rating, the individual’s achievement of each objective, performance of relevant teams and departments, and individual bonus eligibility.  Each of these factors will impact any individual bonus awards.  The Compensation Committee may also consider individual discretionary bonus payments for exceptional individual or team performance.

Criteria

Bonus payments, if awarded, will be distributed no later than March 15 of the subsequent year.

Employees must be actively employed on the day the bonus payout is distributed in order to receive that bonus payout.

New hires are eligible to participate in the Incentive Program after completion of 90 days of employment, and bonus payments will be prorated for the year’s length of service.

Employees must have attended all mandatory training and acknowledged compliance with all policies and required SOPs in order to receive the bonus payout.

Managers must have completed performance reviews for all of their employees in order to receive the bonus payout.

Bonus eligibility will be prorated for any time during the year that an employee is on a Performance Improvement Plan or under any formal disciplinary action.  In addition, an employee will be ineligible to receive a bonus if they are on a Performance Improvement Plan or under any formal disciplinary action at the time of bonus payout.

Pharmacopeia reserves the right to modify this plan at any time.

Adopted by the Compensation Committee of the Board of Directors on February 6, 2008.